Exhibit E-2

[Lee & Ko Letterhead]

July 3, 2024

To:	The Republic of Korea

Ministry of Economy and Finance

Sejong Government Complex

477 Galmae-ro

Sejong-si 30109

The Republic of Korea

Re: The Republic of Korea US$1,000,000,000 4.500% Notes due 2029

Ladies and Gentlemen:

We have acted as special Korean legal counsel for The Republic of Korea (the “Republic”) in connection with the US$1,000,000,000 4.500% Notes due 2029 (the “Notes”) offered pursuant to a registration statement under Schedule B (No. 333-257908), as amended and as it became effective (the “Registration Statement”) and to be issued by the Republic on July 3, 2024 pursuant to a fiscal agency agreement dated as of April 17, 1998, as amended by Amendment No. 1 thereto dated as of June 3, 2003 and further amended by Amendment No. 2 thereto dated as of July 17, 2018 (the “Fiscal Agency Agreement”) between the Republic and The Bank of New York Mellon, as fiscal agent. The prospectus dated April 18, 2024 relating to the Notes to be issued by the Republic pursuant to the Registration Statement, as supplemented by the final prospectus supplement, dated June 26, 2024 used in connection with the offering of the Notes, is herein called the “Prospectus”.

In connection with providing legal opinions set forth herein, we have examined and relied upon all such laws and regulations of the Republic as are relevant to the Debt Securities and the Fiscal Agency Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates and/or other instruments (individually a “document” and collectively the “documents”) as we have deemed necessary as a basis for this opinion.

In giving this opinion, we have assumed in relation to the documents:

(a)	the genuineness of all signatures, stamps and seals;

(b)

that all documents submitted to us as originals are authentic, complete, accurate, up-to-date and, where applicable, duly executed, and all documents submitted to us as forms of originals or photostatic or faxed copies conform to the originals;

(c)

that all factual statements and representations and warranties (other than as to matters of the laws of Korea) made in the documents or stated by officers or other representatives of the Republic, which we have relied upon without further inquiry, were, are and will be accurate, complete and correct in all respects;

(d)

that, each of the documents, other than those by the Republic, is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof; and

(e)

that the Notes will have been duly authenticated by the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement, paid for by purchasers thereof and duly released to The Depository Trust Company or their respective nominee upon receipt by the Republic of the payment therefor in accordance with the terms of the documents.

We are properly qualified to practice law in Korea and to opine on the laws of Korea. We do not represent ourselves as being familiar with the laws of any other jurisdiction and express no opinion on the laws of any other jurisdiction.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Fiscal Agency Agreement has been duly authorized and executed by the Republic;

2.

The statements in the Prospectus concerning matters of Korean law (except for the financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

3.	The Notes have been duly authorized, executed, issued and delivered by the Republic and constitute valid and binding obligations of the Republic and enforceable in accordance with their terms.

The opinions set forth above are subject to the following reservations and qualifications:

A.

the obligations of the Republic under the Debt Securities and the Fiscal Agency Agreement and the enforcement thereof may be limited or affected by laws governing bankruptcy, insolvency, fraudulent conveyance, liquidation, composition, rehabilitation, moratorium or other similar laws of Korea, which generally affect the rights of creditors or creditor financial institutions;

B.

the obligations of the Republic under the Debt Securities and the Fiscal Agency Agreement and the enforcement thereof may also be limited or affected by the general principle of good morals and other social order and the general principle of good faith, equity and fairness provided for in the Civil Code of Korea;

C.

nothing in this opinion should be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of the court) would necessarily be available with respect to any particular provision of the Debt Securities or the Fiscal Agency Agreement;

D.

failure to exercise a right of action for more than a certain period of time may operate as a bar to the exercise of such a right, and failure to exercise such a right for a certain period of time may, under certain circumstances, be deemed by the Korean courts to constitute a waiver thereof;

E.

provisions in the Debt Securities or the Fiscal Agency Agreement that permit any party thereto or any other person to take action, make determinations or require payments under indemnity and similar provisions may be interpreted by a Korean court to be subject to the requirement that such action be taken or such determination be made on a reasonable basis and in good faith, and that any action or omission to act, in respect of which any indemnity or other payment is required to be reasonable and in good faith; and

F.

if the Korean government deems that certain emergency circumstance, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transactions Act and the rules and regulations promulgated thereunder, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

This opinion letter is strictly limited to the matters addressed herein and may not be read as extending by implication to any matters not specifically referred to herein.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Lee & Ko

Lee & Ko